Exhibit 5.1

2 July 2019	Our Ref: CM/AB/151627
MeiraGTx Holdings plc c/o Walkers Corporate Limited Cayman Corporate Centre 27 Hospital Road George Town Grand Cayman KY1-9008 Cayman Islands

Dear Sirs

MEIRAGTX HOLDINGS PLC

We have been asked to provide this legal opinion to you with regards to the laws of the Cayman Islands in connection with the registration by MeiraGTx Holdings plc (the “Company”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and pursuant to the terms of the Registration Statement (as defined in Schedule 1), of 5,797,102 ordinary shares with a nominal value of $0.00003881 per share in the capital of the Company (the “Shares”) issued pursuant to the Securities Purchase Agreement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.

The Shares have been duly authorised by all necessary corporate action of the Company. The Shares have been validly created and legally issued, and are fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

The foregoing opinion is given based on the following assumptions.

1.

The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.

The Shares were subscribed for and issued in accordance with the Securities Purchase Agreement and accordingly the Company received consideration for each Share in an amount not less than the stated par or nominal value of each Share.

4.	The Company Records are complete and accurate.

5.

The Resolutions (as defined in Schedule 1) have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.

The Securities Purchase Agreement has been duly authorised, executed and delivered by or on behalf of all relevant parties and is legal, valid, binding and enforceable against all relevant parties in accordance with its terms.

7.

There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by issuance and allotment of the Shares and, insofar as any obligation expressed to be incurred under any of the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

8.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

9.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation of the Company dated 1 May 2018, the Amended and Restated Memorandum and Articles of Association of the Company dated 8 June 2018 (the “Memorandum and Articles of Association”) and each of the Register of Members, Register of Directors, Register of Officers and Register of Mortgages and Charges of the Company (together, the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 28 June 2019.

3.	A Certificate of Good Standing dated 28 June 2019 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

4.	Copies of the executed written resolutions of the Directors of the Company dated 26 February 2019 (the “Resolutions”).

5.	Copies of the following documents (the “Documents”):

(a)

the Registration Statement on Form S-3 to be filed by the Company with the United States Securities and Exchange Commission to register the Shares under the Securities Act (the “Registration Statement”); and

(b)

the Securities Purchase Agreement dated as of 26 February 2019 between the Company and the Investors identified on Exhibit A thereto relating to the sale and purchase of the Shares (the “Securities Purchase Agreement”).